Prospectus Supplement No. 10 (to Prospectus dated November 12, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-281694

BENEFICIENT

203,212,927 Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated November 12, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-281694) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2025. Accordingly, we have attached the Form 8-K to this prospectus supplement. The information included in the Form 8-K that is furnished shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $11.50 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On March 7, 2025, the last reported sales price of the Class A common stock was $0.313 per share, and the last reported sales price of our Warrants was $0.0085 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 10, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2025

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on December 22, 2024, Beneficient (the “Company”) entered into a Master Agreement, by and among the Company, Beneficient Company Holdings, L.P., (“BCH”), Beneficient Company Group, L.L.C., the sole general partner of BCH (“BCH GP”), Beneficient Management Partners, L.P. (“BMP”), and Beneficient Holdings, Inc., (“BHI” and collectively with the Company, BCH, BCH GP and BMP, the “Parties” and such agreement, the “Master Agreement”). Pursuant to the Master Agreement, the holders of the preferred equity (the “Preferred Equity”) of BCH, agreed, among other things, to amend the governing documents of BCH to allow the Company’s public company stockholders to share in the liquidation priority currently reserved only for the Preferred Equity creating tangible book value attributable to the Company’s public company stockholders following the closing of the transactions contemplated by the Master Agreement (the “Transactions”).

The Master Agreement contemplates that in the Transactions, BCH would issue newly established Subclass 4 FLP Unit Accounts of BCH (“FLP-4 Unit Accounts”) to one or more customers of the Company or its affiliates pursuant to the terms of a subscription agreement, by and among the applicable customer and the Parties. On March 6, 2025, the Parties, Hatteras Master Fund, L.P. and certain of its affiliates executed a subscription agreement (the “Hatteras Subscription Agreement”).

The foregoing description of the Hatteras Subscription Agreement is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Hatteras Subscription Agreement, a form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Closing of the Transactions contemplated by the Master Agreement is subject to, among other things, (i) execution and delivery of each of the transaction documents specified in the Master Agreement (collectively, the “Transaction Documents”), (ii) approval from the Company’s stockholders of an amendment to the Company’s articles of incorporation to increase the number of authorized shares of Class B common stock, par value $0.001 per share, of the Company (the “Class B Common Stock”) and approval, for purposes of Listing Rule 5635 of The Nasdaq Stock Market, LLC (“Nasdaq”) of the issuance of Class B Common Stock pursuant to the Transaction Documents, (iii) approval of the partners of BCH as necessary with respect to the Transactions and the Transaction Documents and (iv) the Company’s submission of a Listing of Additional Shares Notification Form with Nasdaq with respect to the additional shares of Class A Common Stock, par value $0.001 per share, issuable with respect to the FLP-4 Unit Accounts and Class B Common Stock issuable pursuant to the Transaction Documents, and Nasdaq shall not have objected to such issuances.

Item 7.01 Regulation FD Disclosure.

On March 10, 2025, the Company issued a press release announcing that it had entered into a binding agreement to settle all claims in the previously disclosed lawsuits relating to GWG Holdings, Inc. (“GWG”) in federal court in the Northern District of Texas and the Bankruptcy Court for the Southern District of Texas (“GWG Litigation”) against the Company, its subsidiaries, and each of their current and former directors and officers, including its founder and CEO, Brad Heppner (collectively, the “Beneficient Parties”). A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

As discussed above, on March 6, 2025, the Company entered into a settlement agreement with respect to the GWG Litigation. The proposed settlement, which is subject to court approval and other conditions, would resolve all claims asserted against the Beneficient Parties without any admission, concession or finding of any fault, liability or wrongdoing by the Company or any defendant. Under the terms of the proposed settlement, the plaintiffs will receive an agreed upon amount of cash, which will be paid entirely from funds available under applicable insurance policies.

Following the settlement of the GWG Litigation, other GWG-related claims against parties other than the Company, its subsidiaries, and each of their current and former directors and officers, including its founder and CEO, remain outstanding, including certain claims against entities related to the Company’s founder and CEO to whom the Company owes certain indemnification obligations. The Company intends to support a vigorous defense against such claims.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Form of Subscription Agreement, by and among Beneficent, Beneficient Company Holdings, L.P., Beneficient Company Group, L.L.C., Beneficient Management Partners, L.P., Hatteras Master Fund, L.P. and certain other parties thereto.
99.1	Press Release of Beneficient.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this Current Report on Form 8-K are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others, the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information and Where You Can Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of a vote of stockholders to approve an amendment to the Company’s articles of incorporation to increase the authorized shares of Class B Common Stock and the issuance of securities pursuant to the Transactions. In connection with the requisite stockholder approval, the Company will file with the SEC a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of the Company, seeking such approvals related to the Transactions.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTIONS. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about the Company, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to Investor Relations, Beneficient at 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201 or email investors@beneficient.com.

Participants in the Solicitation of Proxies in Connection with Transactions

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the requisite stockholder approvals under the rules of the SEC. Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K, which was filed with the SEC on July 9, 2024, and certain current reports on Form 8-K filed by the Company. Other information regarding the participants in the solicitation of proxies with respect to the transactions described herein and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

The information in this Current Report on Form 8-K is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the transactions described herein have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer
Dated:	March 10, 2025

Exhibit 10.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is effective as of [____________], 2025 (the “Effective Date”) entered into by and among Beneficient Company Holdings, Inc., a Delaware limited partnership (the “Partnership”), Hatteras Master Fund, LP, a Delaware limited partnership (the “Master Fund”), Beneficient Company Group, L.L.C., a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), Hatteras Evergreen Private Equity Fund, LLC, a Delaware limited liability company (“Evergreen”), Hatteras Global Private Equity Partners Institutional, LLC, a Delaware limited liability company (“GPEP Institutional”), Hatteras GPEP Fund, LP, a Delaware limited partnership (“GPEP”), Hatteras GPEP Fund II, LLC, a Delaware limited liability company (“GPEP II”) (each of Master Fund, Evergreen, GPEP Institutional, GPEP, and GPEP II, a “Participant”, with each Participant advised by Hatteras Funds, LP, a Delaware limited partnership d/b/a Hatteras Investment Partners, the (“Participant Advisor”) and collectively, “Hatteras”). Each of the parties hereto may be referred to as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms on Exhibit A attached hereto.

RECITALS

WHEREAS, the Partnership is governed by that certain Ninth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of April 18, 2024 and amended September 30, 2024 (the “Ninth A&R LPA”) and it is contemplated that the Partnership will adopt the Tenth Amended and Restated Limited Partnership Agreement (the “Tenth A&R LPA”) on or before the Closing (defined below) (the Ninth A&R LPA, as amended by the Tenth A&R LPA, as may be further amended from time to time, being referred to as the “Partnership LPA”); and

WHEREAS, in consideration for performing its respective obligations hereunder and providing services to be provided by the Participant to or for the benefit of the Partnership, the Partnership desires to issue the applicable Participant Percentage (defined below) of FLP 4 Accounts (defined below) to each of the Participants, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Issuance of FLP 4 Accounts; Rights, Privileges, Limitations, and Obligations.

(a) Issuance of FLP 4 Accounts. Subject to the terms and conditions of this Agreement and in consideration of each Participant performing its respective obligations hereunder and providing services to or for the benefit of the Partnership, the Partnership agrees to issue the applicable percentage interest (the “Participant Percentage”) of Subclass 4 FLP Unit Accounts of the Partnership to be established in the Tenth A&R LPA (“FLP 4 Accounts”) as set forth on Schedule A attached hereto to each Participant at the Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place on the date (the “Closing Date”) each closing condition set forth in Section 8 of this Agreement is satisfied or waived.

(b) Rights, Privileges, Limitations, and Obligations. The rights, privileges, limitations and obligations related to the FLP 4 Accounts will be as set forth in the Partnership LPA, and the FLP 4 Accounts are subject in full to all terms and conditions set forth therein. In the event of any inconsistency, conflict, or ambiguity between this Agreement and the Partnership LPA, the Partnership LPA shall control. Upon Closing, each Participant shall be fully bound by, and subject to, all of the terms and conditions of the Partnership LPA as though an original party thereto and shall be deemed, and will be then admitted as a Limited Partner (as defined in the Partnership LPA) for all purposes thereof and entitled to all the rights incidental thereto as holder of FLP 4 Accounts. [Schedule I] of the Partnership LPA shall be deemed updated to reflect the issuance of the FLP 4 Accounts hereunder.

2. Capital Account. Participants shall make no contribution of capital to the Partnership in connection with the issuance of FLP 4 Accounts and, as a result, Participant’s Capital Account (as defined in the Partnership LPA) balance in the Partnership immediately after its receipt of the FLP 4 Accounts shall be equal to zero, unless the Participant was a Limited Partner in the Partnership prior to such issuance, in which case the Participant’s Capital Account balance shall not be increased as a result of its receipt of the FLP 4 Accounts.

3. Tax Matters.

(a) Profits Interest. The Partnership and Participants intend that (1) the FLP 4 Accounts be treated as “profits interests” within the meaning of the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto, including, without limitation, Internal Revenue Service Revenue Procedure 93-27, as clarified by Internal Revenue Service Revenue Procedure 2001-43, (2) the issuance of such interests not be a taxable event to the Partnership or Participants as provided in such Revenue Procedure, and (iii) the Partnership LPA and this Agreement be interpreted consistently with such intent.

(b) Tax Advisors. Each Participant and the Participant Advisor hereby acknowledges that neither the Partnership nor any Person acting on behalf of the Partnership has provided, and is not hereby providing, Participant with tax advice regarding the FLP 4 Accounts, the Partnership or the execution of this Agreement, and the Partnership has advised each Participant to consult Participant’s own tax advisor with respect to the tax consequences of each of the foregoing, including but not limited to any applicable elections, withholdings or other matters relating to (1) the receipt, forfeiture, ownership or transfer of the FLP 4 Accounts; (2) becoming and being a Limited Partner of the Partnership; and (3) executing this Agreement.

4. Expense Support; Lock-up.

(a) Expense Support. Subject to the consummation of the Closing and the terms and conditions of this Agreement, on or after the last day of each calendar month for the twelve (12) months immediately following the Closing Date (such period, the “Expense Support Period”), each Participant shall have the right to deliver an itemized summary of Covered Expenses to the Partnership (each a “Covered Expenses Notice”) that have been accrued with respect to such month (or, for the initial and final months during the Expense Support Period, the number of days during such months following the Closing Date and prior to the expiration of the Expense Support Period, respectively) in good faith and not previously paid by or on behalf of such Participant as of such date (such amount, the “Covered Expense Amount”); provided that the aggregate Covered Expense Amount payable to all Participants for each full calendar month with respect to each Covered Expenses Notice shall, subject to the Covered Expense Cap, be at least $350,000, or the applicable portion thereof with respect to any partial calendar month (the “Minimum Expense Payment”). Within (15) fifteen business days of the receipt of a Covered Expenses Notice (each a “Covered Expense Due Date”) providing satisfactory evidence to the Partnership that the expenses set forth therein are Covered Expenses, the Partnership shall, subject to the Covered Expense Cap, deliver payment to the applicable Participant in an amount equal to the greater of such Participant’s Covered Expense Amount and such Participant’s Expense Percentage of the Minimum Expense Payment, in exchange for the Lock-up (defined below) by cash, check or wire of immediately available funds to an account designated by the Participant. Concurrently with the delivery of the Covered Expense Amount (or Minimum Expense Payment, if applicable), to the extent there are sufficient Class S Ordinary Units available, the Participant shall assign to the Partnership, and the Partnership shall acquire from the such Participant an amount of Class S Ordinary Units having a value equal to (40%) forty percent of such Participant’s Covered Expense Amount (or Minimum Expense Payment, if applicable) with each such Class S Ordinary Unit valued at a price per unit equal to the 5-day volume weighted average price per share of Common Stock of the Issuer as of the date immediately preceding any such assignment (the “Repurchase Amount”). For purposes of clarity, no additional consideration shall be payable by the Partnership for any such assigned Class S Ordinary Units. If the applicable Participant holds an insufficient number of Class S Ordinary Units to transfer Class S Ordinary Units having a value equal to the such Participant’s entire Repurchase Amount or the Partnership cannot accept such Class S Ordinary Units for any reason, then the Participant shall assign, and the Partnership shall acquire only those Class S Ordinary Units available (the difference between the number of Class S Ordinary Units necessary to satisfy the Repurchase Amount and the Class S Ordinary Units actually acquired because of such insufficiency, the “Class S Shortfall”); provided that the number of Class S Ordinary Units that would otherwise subsequently be issued to such Participant as holder of FLP 4 Accounts shall be reduced by the Class S Shortfall. In the event the Covered Expense Amount (or Minimum Expense Payment, if applicable) is not received by the applicable Participant on or before the Covered Expense Due Date, then all Restricted Shares (defined below) would be released from the Lock-up until the earlier of (x) the Partnership’s delivery of the Covered Expense Amount (or Minimum Expense Payment, if applicable) plus Covered Expense Interest to the applicable Participant and (y) Participant has sold Restricted Shares with net proceeds equal to the Covered Expense Amount (or Minimum Expense Payment, if applicable) plus Covered Expense Interest.

2

(b) Lock-up. During the Expense Support Period, each Participant agrees not to offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Common Stock issued in exchange for Class S Ordinary Units issued to Participants with respect to the FLP 4 Accounts (“Restricted Shares”), or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economics associated with ownership of Restricted Shares. The foregoing restriction is expressly agreed to preclude the Participants from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to result in a sale or disposition of Participants’ Restricted Shares (the “Lock-up”). For purposes of clarity, the Lock-Up shall not apply to any Common Stock held by a Participant prior to the Effective Date or acquired by a Participant by other means than in exchange for Class S Ordinary Units.

(c) Additional Limitations. Without the Issuer’s prior written consent, each Participant agrees not to sell or otherwise transfer or dispose of any of any shares of Common Stock issued in exchange for Class S Ordinary Units issued to Participants with respect to the FLP 4 Accounts:

(i) at a price per share of less than $2.00; or

(ii) in an amount constituting more than ten percent (10%) of the of the trading volume of the Common Stock on the date of any such trade, as reported by the principal securities exchange or trading market on which the Common Stock is then listed or traded.

Notwithstanding the foregoing, for the avoidance of doubt, these restrictions shall not apply to the Partnership’s repurchase of Class S Ordinary Units under Section 4(a).

5. Standstill; Contingent Releases.

(a) Standstill Agreement. From the Effective Date through the Expense Support Period (the “Initial Standstill Period”), none of the Participants, the Participant Advisor or their affiliates, directors or officers may initiate, join, support, fund, or voluntarily participate in any legal action, arbitration or any other proceeding of any kind against the Partnership, General Partner, BHI, BMP, the Issuer, their respective affiliates or each of the present or former directors, officers, members or managers of the foregoing (the “Standstill Agreement”).

(i) If at any time during the Initial Standstill Period, the FLP 4 Realizations amount exceeds $50 million, then the Initial Standstill Period will be extended by one year from the end of the Initial Standstill Period (the “First Extended Standstill Period”).

3

(ii) If at any time during the First Extended Standstill Period, the FLP 4 Realizations amount is at least $100 million, then the First Extended Standstill Period will be extended by one year from the end of the First Extended Standstill Period (a “Second Extended Standstill Period”).

(iii) If at any time during the Second Extended Standstill Period, the FLP 4 Realizations amount is at least $150 million, then the Second Extended Standstill Period will be extended by one year from the end of the Second Extended Standstill Period (a “Third Extended Standstill Period” and the aggregate standstill period provided for under this Section 5(a), the “Standstill Period”).

Notwithstanding the foregoing, if during any of the periods provided for under Section 5(a)(i), (ii), or (iii), there has been significant progress towards reaching the applicable FLP 4 Realizations amount threshold for such period and the Parties agree it is reasonably likely to be met within six (6) months following the end of such period, such period shall be automatically extended for six (6) months.

During the Standstill Period, any and all applicable statutes of limitations, statutes of repose, or other time-based defenses that may apply to any claims or potential claims of any kind by the Participants, the Participant Advisor or their affiliates, directors or officers against the Partnership, General Partner, BHI, BMP, the Issuer, their respective affiliates, and each of the present or former directors, officers, members, and managers of the foregoing shall be tolled and suspended. Likewise, any and all claims or potential claims or counterclaims of any kind by the Partnership, General Partner, BHI, BMP, the Issuer, their respective affiliates, and each of the present or former directors, officers, members, and managers of the foregoing against the Participants, the Participant Advisor or their affiliates, directors or officers shall be tolled and suspended. However, this Agreement shall not revive any tolled claim that is time-barred by any statutory or contractual provision or equitable doctrine as of the date of this Agreement, nor restart the running of any statute of limitations, statute of repose, laches period, or any similar period of time (whether statutory, equitable, contractual, or otherwise) that has already elapsed, in whole or in part, as of the date of this agreement. The Parties agree that nothing in this Agreement shall constitute an admission of liability by any Party or a waiver of any defenses or claims, except as specifically provided herein regarding the tolling of time-based defenses.

(b) Contingent Releases. Upon the occurrence of a Designated Event as described in clause (1) of the definition (the date of such occurrence, the “Release Date 1”), each Participant and the Participant Advisor, on their own behalf and on behalf of their respective directors, officers, managers and members, automatically and irrevocably releases and forever discharges the Partnership, General Partner, BHI, BMP, Issuer, their respective affiliates and each of the present or former, directors, officers, members, managers, employees, agents, successors, and assigns of the foregoing (the “Released Parties”) from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions, and causes of action of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, the “Claims”), which each Participant and the Participant Advisor now has, has ever had, or may hereafter have against the Released Parties arising from or related to any and all matters from the beginning of time to Release Date 1. This release shall take effect automatically on Release Date 1 without any further action required by any Party or other person. The Parties acknowledge and agree that this release is self-executing and that no additional documentation or action is necessary to effectuate this release.

4

(c) Limited Releases. Upon the occurrence of Designated Event as described in clause (2) of the definition (the date of such occurrence, the “Release Date 2”), and solely in the event that a Designated Event as described in clause (1) of the definition has not previously occurred, each Participant and the Participant Advisor, on their own behalf and on behalf of their respective directors, officers, members, and managers, automatically and irrevocably releases and forever discharges the Released Parties from any and all Claims which each Participant and the Participant Advisor now has, has ever had, or may hereafter have against the Released Parties arising from or related to any and all matters from the beginning of time to Release Date 2 other than Claims for compensatory damages (which shall not include any Claims for punitive damages, pre-judgment interest, and attorneys’ fees) arising from the previous transactions between the Participants, the Participant Advisor and the Partnership and its affiliates. This release shall take effect automatically on Release Date 2 without any further action required by any Party or other person. The Parties acknowledge and agree that this release is self-executing and that no additional documentation or action is necessary to effectuate this release.

(d) Enforcement Right. Notwithstanding the Standstill Agreement set forth above, during the Standstill Period, any Party may bring a claim solely for the purpose of enforcing the terms of this Agreement. Any such enforcement action shall be limited to seeking specific performance, injunctive relief, or declaratory judgment to compel compliance with the terms of this Agreement. No Party shall be precluded from defending against any such enforcement actions. The initiation of an enforcement action under this Section 5(d) shall not affect the tolling of other claims as described above, nor shall it constitute a waiver of any other rights or defenses under this Agreement.

6. Representations and Warranties of Participants. Each Participant and the Participant Advisor, severally and not jointly, hereby represents and warrants with respect to such Participant and the Participant Advisor hereby represents and warrants to BCH and its affiliates, BHI, and BMP, as of the Effective Date, that:

(a) Power and Authority. Such Participant and the Participant Advisor has the right, power and authority to execute, deliver and comply with the terms and provisions of each of the documents and instruments required to be executed in connection with entering into this Agreement and to perform its obligations attendant thereto. The execution, delivery and performance by such Participant and the Participant Advisor of this Agreement have been duly authorized by all necessary action on the part of such Participant and Participant Advisor. This Agreement has been duly and validly executed and delivered by such Participant and the Participant Advisor and constitutes a valid and binding obligation of such Participant and Participant Advisor, enforceable against such Participant and Participant Advisor in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with, or constitute a default under, any instruments governing such Participant or Participant Advisor, or violate any applicable law, regulation or order, or any agreement to which such Participant or Participant Advisor is a party or may be bound.

(b) No Registration; Transfers. Such Participant understands that the FLP 4 Accounts and their offer, sale and distribution will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other applicable jurisdiction. Such Participant is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act that also meets the applicable requirements of a “qualified purchaser” under Section 2(a)(51) of the Investment Company Act of 1940 (the “1940 Act”). Such Participant has not been organized or reorganized (as such terms are interpreted under the 1940 Act) for the specific purpose of acquiring FLP 4 Accounts or for otherwise investing in the Partnership. Such Participant recognizes that there is no established trading market for FLP 4 Accounts and there is no guaranty that any public market for FLP 4 Accounts will develop. Such Participant understands and agrees that the FLP 4 Accounts must be held until they are subsequently registered under the Securities Act and, where required, under the laws of other applicable jurisdictions, or unless an exemption from registration is available. Such Participant covenants and agrees that it will not offer, sell, pledge, assign, exchange, transfer, hypothecate, encumber or otherwise dispose of (“Transfer”) all or any part of its FLP 4 Accounts except in compliance with applicable law and with the express written consent of the Partnership. Neither such Participant nor any beneficial owner of such Participant that has (or will have or will share) the power to vote or dispose of FLP 4 Accounts or any securities owned by such Participant is subject to any bad actor disqualification events set forth in Rule 506(d) of Regulation D under the Securities Act.

5

(c) Qualification. Such Participant has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the FLP 4 Accounts. Such Participant recognizes acquiring the FLP 4 Accounts involves substantial risks, including that the FLP 4 Accounts may ultimately have no value, that any value (including the future value of the FLP 4 Accounts) is speculative, and that the FLP 4 Accounts are subject to dilution by the issuance of additional Units by the Partnership.

(d) Independent Investigation. Such Participant has performed its own independent investigation, and obtained such information, as it deems appropriate in order to evaluate the merits and risks of an investment in the FLP 4 Accounts under the terms set forth in this Agreement and believes that acquiring the FLP 4 Accounts is suitable and appropriate for such Participant. In making the decision to acquire the FLP 4 Accounts, such Participant is not relying on any representation and/or warranty of the Partnership or its affiliates or its and their officers, directors, or employees, BHI, BMP, or any other person, whether oral or written, other than those specifically set forth in this Agreement.

(e) Receipt of Information; Risk of Loss. Such Participant specifically acknowledges that it has been furnished with any materials relating to the Partnership, the Issuer, their operations, the offering of FLP 4 Accounts, the management experience of the Partnership and its affiliates, including the Issuer, and any other matters relating to the Partnership, the Issuer and this investment that such Participant has requested. Such Participant has performed such due diligence as it deemed appropriate, evaluated the risks of an investment in the Partnership and the Issuer, understands there are substantial risks of loss incidental to the acquisition of FLP 4 Accounts and has determined that an investment in FLP 4 Accounts is a suitable and appropriate investment for such Participant. Such Participant has been provided an opportunity to obtain additional information concerning the offering of FLP 4 Accounts and the Partnership and its affiliates, including the Issuer, and has been given the opportunity to ask questions of, and receive answers from, the Partnership’s officers concerning the terms and conditions of the offering of FLP 4 Accounts, the Partnership, the Issuer and any other matters pertaining thereto

(f) Investment Intent. Such Participant is acquiring FLP 4 Accounts for its own account. Such Participant has full investment discretion with respect to such Participant’s account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, for investment purposes only, and not with an intent to resell or distribute any part thereof. Participant has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, transfer, resale or disposition. Such Participant has no need of liquidity with respect to its investment in the Partnership, can afford a complete loss of its investment in the Partnership and can afford to hold its investment in the Partnership for an indefinite period of time. Such Participant further acknowledges that the Partnership is not required to list the FLP 4 Accounts for trading and a market for the FLP 4 Accounts does not exist and may never develop.

6

(g) Confidential Information. Such Participant acknowledges that it will receive or otherwise have access to confidential, proprietary information concerning or relating to the Partnership and its affiliates, including the Issuer (collectively, the “Confidential Information”). Such Participant agrees that it will not disclose or cause to be disclosed any Confidential Information to any person or use the Confidential Information for its own purposes or its own account, except in connection with evaluating an investment or continued investment in the Partnership and the purchase of FLP 4 Accounts (and, in connection with the acquisition of FLP 4 Accounts, may only disclose the Confidential Information to its officers, employees, agents, affiliates or advisors of such Participant that (1) have a need to know the Confidential Information solely for purposes of assisting such Participant with respect to its investment in the Partnership and (2) are obligated to keep such information confidential) and except as otherwise required by any regulatory authority, law or regulation, by legal process or as otherwise authorized by the Partnership. Such Participant certifies and agrees that, except as disclosed to the Partnership in writing prior to the date hereof, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas, administrative proceedings or the U.S. Freedom of Information Act, or any comparable laws or regulations of any U.S. or non-U.S. jurisdiction) requiring such Participant to disclose (on receipt of a request to do so or otherwise) any information relating to the such Participant or such Participant’s investment in the Partnership. Such Participant has not reproduced, duplicated or delivered any of the documents or information provided in connection with the transactions contemplated hereunder to any person, except professional advisors of such Participant or as authorized in writing by the Partnership. Notwithstanding the foregoing, such Participant (and each employee, representative or other agent of such Participant) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of (1) the Partnership and (2) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Participant relating to such tax treatment and tax structure.

(h) No General Solicitation. Such Participant is not investing as a result of any general advertisement or solicitation.

(i) Partnership LPA. Such Participant has received and read a copy of the 10th A&R LPA.

(j) Certain Investment Company Act Matters. Such Participant understands that neither the Partnership nor the Issuer is registered, and does not expect to register as an “investment company” under the 1940 Act. Such Participant would be considered, and the interest in the Partnership held by such Participant would be considered to be beneficially owned by, “one person” for purposes of Section 3(c)(1) of the 1940 Act.

(k) Certain Partnership Tax Matters. If such Participant is a partnership, grantor trust, S corporation or other flow-through entity for federal income tax purposes, it has not been formed or utilized for the principal purpose of permitting the Partnership to satisfy the 100-partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii).

(l) Certain ERISA Matters. Such Participant is not (1) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (3) a plan described in Section 4975(e)(1) of the Code, or (4) an entity whose underlying assets are considered “plan assets” of a plan identified in the foregoing clause (1), (2) or (3) that invested in such entity.

(m) Litigation. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting such Participant or any of such Participant’s properties or rights that affects or would reasonably be expected to affect such Participant’s ability to consummate the transactions contemplated by this Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against such Participant or any of such Participant’s properties or rights that affects or would reasonably be expected to affect such Participant’s ability to consummate the transactions contemplated by this Agreement.

7

(n) U.S. Person. Such Participant is a “United States person” as defined in section 7701(a)(30) of the Code. Such Participant is not a domestic partnership of which one or more persons or entities that are not “United States persons” as defined in section 7701(a)(30) of the Code own an interest in the partnership capital of such domestic partnership, as defined in sections 7701(a)(2) and 7701(a)(4) of the Code.

(o) Private Foundation; Government Entity. Such Participant is not a private foundation or a “government entity” as defined in the Investment Advisers Act Rule 206(4)-5.

(p) Reliance. Such Participant understands the meaning and legal consequences of the representations and warranties made by such Participant herein and that each of the Partnership and the General Partner are relying on such representations and warranties in connection with the determination to issue FLP 4 Accounts to such Participant.

7. Representations and Warranties of the Partnership and General Partner. The Partnership and General Partner hereby jointly and severally represent and warrant to the Participants, as of the Effective Date, that:

(a) Power and Authority. Each of the Partnership and General Partner is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the right, power and authority to perform its obligations hereunder. The execution, delivery and performance by the Partnership and the General Partner of this Agreement have been duly authorized by all necessary action on the part of the Partnership and General Partner. This Agreement has been duly and validly executed and delivered by Partnership and General Partner and constitutes the valid and binding obligation of the Partnership and the General Partner, enforceable against the Partnership and General Partner in accordance with its terms.

(b) Duly Issued. The FLP 4 Accounts that are being issued to each Participant hereunder, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued and free and clear of all liens and restrictions on transfer other than (1) restrictions on transfer as described herein, under the Partnership LPA or under applicable federal and state securities laws, and (2) liens created by a Participant or its affiliates.

(c) No Registration Required. Neither the Partnership, nor any of its affiliates, nor to its knowledge, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than the transactions contemplated hereby, under circumstances that would require registration of the FLP 4 Accounts under the Securities Act or cause the offering of FLP 4 Accounts hereunder to be integrated with prior offerings for purposes of the Securities Act.

(d) No General Solicitation. Neither the Partnership, any of its affiliates, nor, to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the issuance of the FLP 4 Accounts.

(e) Disclaimer. Except for the representations and warranties made by the Partnership that are expressly set forth in this Section 7, the Partnership and each of its affiliates and representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Participant or any of its affiliates or representatives.

8

8. Conditions to the Partnership’s Obligations. The obligations of the Partnership to issue the FLP 4 Accounts to the Participants on the Closing Date and consummate the other transactions contemplated hereby shall be subject to the following conditions to the extent not waived by the Partnership:

(a) Representations and Warranties. The representations and warranties made by the Participants and the Participant Advisor in Section 6 hereof shall be true and correct in all material respects on the Closing Date as if they had been made on and as of such date.

(b) Laws and Government Orders. There shall not be in force and effect any (1) law or (2) governmental order by any governmental authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the transactions contemplated hereunder.

(c) Officer’s Certificate. The Partnership shall have received a certificate signed by each Participant and the Participant Advisor, in form and substance reasonably satisfactory to the Partnership, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 8(a) and 8(b) have been satisfied.

(d) Transaction. The consummation of the Transaction (as defined in the Master Agreement) upon satisfaction of all conditions precedent thereto as contemplated by the Master Agreement.

(e) Joinder Agreement. Each Participant shall have executed and delivered a joinder agreement to the Partnership LPA in the form provided on Exhibit B attached hereto (the “Joinder Agreement”).

(f) Consents. Each of BHI and BMP shall have executed and delivered a consent agreement in substantially the form provided on Exhibit C attached hereto (“Consents”).

(g) Voting Agreement. Each Participant shall have executed and delivered the voting agreement in substantially the form provided on Exhibit D attached hereto (“Voting Agreement”).

9. Conditions to the Participant’s Obligations. The obligations of each Participant to acquire the FLP 4 Accounts and consummate the other transactions contemplated hereby shall be subject to the following conditions to the extent not waived by the Participants:

(a) Representations and Warranties. The representations and warranties made by the Partnership and the General Partner in Section 7 shall be true and correct in all material respects on the Closing Date as if they had been made on and as of such date.

(b) FLP 4 Accounts. The Participant shall have received such Participant’s FLP 4 Accounts free and clear of all liens and restrictions on transfer other than (1) restrictions on transfer described herein, under the Partnership LPA or under applicable federal and state securities laws, and (2) liens created by a Participant or its affiliates.

9

10. Covenants.

(a) Valuation. The Partnership agrees to use commercially reasonable efforts in assisting Participants with their efforts to secure a third-party valuation of the FLP 4 Accounts following the Closing Date.

(b) Disposition. Upon the written request of the Participants from time to time following the Closing Date, the Partnership agrees to use commercially reasonable efforts to assist with the Participant’s efforts to sell the FLP 4 Accounts in accordance with applicable securities laws to unaffiliated accredited investors (as defined in Regulation D promulgated by the Securities and Exchange Commission). In the event a Participant consummates the sale of its ownership of FLP 4 Accounts for an amount of at least 50% of such Participant’s Participant Percentage of $[________] million, a Designated Event as described in clause (1) of the definition shall be deemed to have occurred with respect to such Participant. For the avoidance of doubt, commercially reasonable efforts under this Section 10(b) shall not require the Partnership or the Issuer to participate in a road show, to engage or fund the engagement of an investment bank or other financial institution, file any registration statement or conduct other activities that would divert a meaningful amount of time or resources away from operating the business of the Partnership or any of its affiliates.

11. Miscellaneous.

(a) Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated without the written consent of the Parties hereto.

(b) Entirety. This Agreement, the Partnership LPA, the Joinder Agreement and the Voting Agreement set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior agreements, communications and discussions, whether oral or written, among the Parties hereto regarding the subject matter hereof.

(c) Non-Disparagement. Each Party agrees not to make, publish, or communicate any remarks, comments, or statements disparaging, portraying in a negative light, or otherwise impairing the reputation, goodwill, or commercial interests of any other Party or its businesses, products, services, directors, officers, or employees, in any form or medium, for so long as the Parties are subject to the Standstill Agreement in Paragraph 5(a). This obligation extends to each Party’s officers, directors, employees, and agents, but does not restrict any Party from complying with any applicable law, regulation, or valid court order.

(d) Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each Party hereto (i) consents to personal jurisdiction before the courts of the State of Delaware, and (ii) agrees that the Delaware Court of Chancery, to the extent it has jurisdiction, shall be the exclusive forum in connection with any action arising out of or involving this Agreement. If the Court of Chancery lacks jurisdiction, the Parties agree that such action shall be brought in any other Court in the State of Delaware with jurisdiction (collectively, the “Permitted Courts”). The Permitted Courts shall have exclusive jurisdiction of any dispute, case, or controversy in anyway related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each Party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions; (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum; and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such Party.

(f) Jury Trial Waiver. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which taken together shall constitute one agreement.

(h) Headings. The headings in this Agreement are for convenience of reference, and shall not by themselves determine the meaning of this Agreement or of any part hereof.

[signature pages follow]

11

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

PARTNERSHIP

Beneficient Company Holdings, L.P.

By:
Name:
Title:

GENERAL PARTNER

Beneficient Company Group, L.L.C.

By:
Name:
Title:

MASTER FUND

Hatteras Master Fund, L.P.

By: Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

EVERGREEN

Hatteras Evergreen Private Equity Fund, LLC

By: Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

Signature Page Subscription Agreement

GPEP INSTITUTIONAL

Hatteras Global Private Equity Partners Institutional, LLC

By: Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

GPEP

Hatteras GPEP Fund, LP

By: Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

GPEP II

Hatteras GPEP Fund II, LLC

By: Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

BMP

Beneficient Management Partners, L.P.

By:
Name:
Title:

Signature Page Subscription Agreement

BHI

Beneficient Holdings, Inc.

By:
Name:
Title:

Signature Page Subscription Agreement

SCHEDULE A

Participant Percentage

Participant	Expense Percentage	Participant Percentage[1]
Master Fund	83.29%
Evergreen	12.46%
GPEP Institutional	1.60%
GPEP	0.51%
GPEP II	2.14%
Total:	100%

1 Equal to the Expense Percentage multiplied by Hatteras Aggregate Percentage.

Schedule A Subscription Agreement

EXHIBIT A

Definitions

(1)	“BHI” means Beneficient Holdings, Inc., a Delaware corporation.

(2)	“BMP” means Beneficient Management Partners, L.P. a Delaware limited partnership.

(3)	“Class S Ordinary Units” shall mean those certain units of BCH designated as Class S Ordinary Units under the Partnership LPA with the rights pertaining thereto and which are convertible into Common Stock on a one-to-one basis under the Exchange Agreement (as defined in the Partnership LPA) and Section 7.06 of Partnership LPA.

(4)	“Designated Event” shall mean the occurrence of the earliest of (1) FLP 4 Realizations by one or more Participants in an aggregate amount equal to $[__________] million; and (2) four years (4) from the date the Closing Date.

(5)	“Common Stock” means the Class A Common Stock of the Issuer.

(6)	“Covered Expense” means all reasonable, actually incurred third-party expenses of Participants that are incurred in relation to the day-to-day, ordinary course operations of such Participant but in no event in excess of the Covered Expense Cap applicable to such Participant. Fees or expenses of any kind payable or paid to an advisor, manager, or affiliate of such Hatteras fund are not Covered Expenses.

(7)	“Covered Expense Cap” shall mean with respect to each Participant, its Participant Percentage of the Covered Expenses; provided that in aggregate the Covered Expenses shall in no case exceed $5.5 million and (2) the Covered Expenses payable with respect to each monthly period shall not exceed an amount designated with respect to such monthly period by the Audit Committee of the Issuer in its sole discretion that it determines in good faith to be reasonable and necessary to ensure the Issuer is able to satisfy its ordinary course operating expenses (“Monthly Cap”). The Issuer shall deliver notice to each Participant of the applicable Monthly Cap on or before the Covered Expense Due Date. The Covered Expense Cap shall be reduced by the amount of cash paid by any Participant during the Expense Support Period other than for Covered Expenses.

(8)	“Covered Expense Interest” shall mean the interest accrued on any Covered Expense Amount (or Minimum Expense Payment, if applicable) not paid when due, calculated at the Covered Expense Interest Rate, beginning on the day immediately following the corresponding Covered Expense Due Date and continuing until the date of full payment of such Covered Expense Amount (or Minimum Expense Payment, if appliable), based on a 365-day year and the actual number of days elapsed.

(9)	“Covered Expense Interest Rate” shall mean 12.68% annually, compounded monthly.

(10)	“Expense Percentage” means, with respect to each Participant, the percentage set forth opposite such Participant’s name on Schedule A attached to the Agreement.

Exhibit A Subscription Agreement

(11)	“FLP 4 Realizations” the aggregate value of Class S Ordinary Units (at a price per unit equal to the closing price per share of Common Stock as reported on the exchange on which the Common stock is traded, or if the Common Stock is not listed on a national securities exchange, as quoted on the automated quotation system on which the Common Stock is quoted, as of the date immediately prior to the issuance) delivered to Participants as holders of the FLP 4 Accounts.

(12)	“Hatteras Aggregate Percentage” The aggregate percentage of FLP 4 Interests issued to Hatteras.

(13)	“Issuer” means Beneficient, a Nevada corporation.

(14)	“Master Agreement” means that certain Master Agreement dated December 22, 2024 by and among Beneficient, a Nevada corporation, the Partnership, Beneficient Company Group, L.L.C., a Delaware limited liability company and the sole general partner of the Partnership, and Beneficient Holdings, Inc., a Delaware corporation.

(15)	“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

Exhibit A Subscription Agreement